EXHIBIT 21.1
The following is a list of all of the Company’s significant subsidiaries, their jurisdiction of incorporation and the names under which they do business, if different from their name.

Company	Jurisdiction	Any other name under which they do
business
Jing Tai Industrial Investment Co. Ltd.	Hong Kong	N/A

BHL Networks Technology Co Ltd (“BHLHK”)	Hong Kong	N/A

Jingle Technology Co Ltd (“Jingle”)	BVI	N/A

BHL Networks Technology Co Ltd (“BHL Net”)	Cayman Islands	N/A

Beijing BHL Networks Technology Co Ltd (“BBHL”)	China	N/A

China Natures Technology Inc. (“CNT”)	BVI	N/A

Zhejiang University (Hangzhou) Innoessen Bio-technology Inc. (“Zhejiang Innoessen”)	China	N/A

China Green Industry Group Limited (“Green Industry”)	BVI	N/A

Green Energy Industry Limited (“Green Energy”)	BVI	N/A

Fullwing Limited (“Fullwing”)	BVI	N/A

Margot Limited (“Margot”)	BVI	N/A

China Green Holdings Limited (“Green Holdings”)	BVI	N/A

Sinofield Group Limited (“Sinofield”)	BVI	N/A

Southwick International Limited (“Southwick”)	BVI	N/A

Trenda International Limited (“Trenda”)	BVI	N/A

Shenzhen Innoessen Bio-Tech Inc. (“Shenzhen Innoessen”)	China	N/A

China Merchants Zhangzhou Development Zone Innoessen Biotech Co., Ltd (“Zhangzhou Innoessen”)	China	N/A

China Green Investment Group Limited (“Green Investment”)	China	N/A

China Green Food Investment Limited (“Green Food Investment”)	BVI	N/A

Wellknown Limited (“Wellknown”)	BVI	N/A

Green China Club Limited (“Green Club”)	BVI	N/A